Exhibit 2.16

Telemarketing Cooperation Agreement

Party A: China Unicom Co., Ltd. Chengdu Branch

Registered Address: No. 66, Kehua North Road, Chengdu

Party B: Chengdu Jingxun Communications Equipment Co., Ltd.

Registered Address: 25/F, Guodong Building, No. 52, Jindun Road, Qingyang District, Chengdu

Article 1 This Agreement supplements Jingxun Tele-marketing Cooperation Agreement (Agreement No. 1368CD2010XSB-04578) (hereinafter referred to as the original Agreement). After equal consultation, the Parties unanimously agree to the terms set forth as follows, to supplement and modify Jingxun Tele-marketing Cooperation Agreement.

Article 2 Commission Settlement Standard

1.	3G Products

The Marketing fees paid by Party A to Party B consist of two parts, namely the “extension service charge” and the “later period channel service charge”. The business target, limit of service charge and the billing method shall be adjusted and clarified as follows:

(1)	Extension service charge

The extension service charge refers to the service charge paid by Party A to Party B for the development of clients, sales of telecommunication products and the after-sale services provided by Party B, which includes the extension service charge of 3G Products and 2G products.

1)	Extension service charge of 3G Products

Initial Award: Party A shall, based on the subscribed package of new users, number of new users and the number of new users with continued subscription in the following month, pay Party B a lump sum of RMB[**] per user in the following month.

Standard of subscribed package: basic monthly fees for the package service chosen by 3G users developed by Party B ≥ RMB[**], fare prepaid by users for the first time ≥ RMB[**].

[**]	Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested by Loyalty Alliance Enterprise Corporation.

Remarks: in the event that the standard of award is adjusted, Party A shall inform Party B through a formal instrument.

2)	Volume premium

Party A shall assess the monthly target volume of 3G users developed by Party B, and in the event that Party B achieve the target volume required by Party A, Party A shall reward Party B.

Target Volume: in the event that Party B monthly develops [**] to [**] 3G product users (excluding [**]), Party A shall pay Party B RMB[**] per user for the users developed by Party B that month. In the event that Party B monthly develops [**] to [**] (excluding [**]) 3G 186 users, Party A shall pay Party B RMB[**] per user. If the 3G 186 users developed by Party B exceed [**], Party A shall pay Party B at a rate of RMB[**] per user.

Volume premium standard: standard of users’ network access: basic monthly fees for the package service chosen by 3G users developed by Party B ≥ RMB[**], fare prepaid by users for the first time ≥ RMB[**].

Remarks: in the event that Party A adjusts its requirement of target volume, Party A shall inform Party B the reward standard through a written notice.

3)	Additional premium: in the event that the 3G product users developed by Party B still use the service in the third month, Party A shall reward Party B at RMB[**] per user in the fourth month.

(2)	Later period channel service charge

1)	Extension channel service charge

Party A shall pay Party B on the basis of [**]% of the actually received phone fares that month, and the period of service charge shall be a continuous 24 months as of the month when users access the network.

2)	Service charge rewarded for user maintenance

Party A shall pay Party B on the basis of [**]% of the actually received phone fares paid by 3G products users developed by Party B, and the period of service charge shall be a continuous 24 months as of the month when users access the network.

3)	In the event that the item of later period channel service charge increases, including but not limited to the service charge of flow rate etc., Party A hereby agrees that the aforesaid service charge shall be applicable to the users developed by Party B in a same way.

[**]	Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested by Loyalty Alliance Enterprise Corporation.

(3)	Channel incentives and subsidies

1)	Party A promises to provide Party B with an exclusive section of numbers to ensure the number sources needed by the users developed by Party B during the cooperation period.

2)	Party A shall pay Party B certain channel subsidies and provide Party B with office internet free of charge. The subsidy policies for Party B’s telephone calling service are set forth below:

A.	The month in which the users developed by Party B are less than [**], no subsidy shall be provided to Party B (application is required when special cases occur);

B.	The month in which the users developed by Party B exceed [**] (including [**], during the February of 2011 for holiday reason, the minimum standard is [**] households), subsidy shall be granted;

C.	The nature of the number of users developed each month: new users of 3G SIM cards, 3G Network cards and 2G SIM cards developed by telemarketing.

2.	2G Products

The relevant standard of settlement shall be subject to 2G Card Marketing Agency Agreement signed by and between Party A and Party B.

Article 4 Time of Settlement

Party A pay the marketing fees of the previous month to Party B, if any delay caused by force majeure occur, Party A shall notify Party B in writing.

Article 5 Method of Settlement

1.	Party A pays the service charge to Party B through: bank transfer.

2.	The bank account of Party B is as follows:

Name: Chengdu Jingxun Communications Equipment Co., Ltd.

Bank: Construction Bank of China, Chengdu Branch, Wenmiao Street Sub-branch

Account: 5100 1865 0360 5150 2511

Article 6 In the event that there is any inconsistence between the original Agreement and this Agreement, the terms of this Agreement shall prevail.

[**]	Certain information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested by Loyalty Alliance Enterprise Corporation.

Article 7 Cooperation period and effective date: the cooperation period is from January 1, 2011 to December 31, 2013. This Agreement becomes effective as of the execution of the Parties.

Article 8 For matters not covered by this Agreement, the Parties shall resolve after friendly consultation through letters, instruments or other means of resolution. The documents agreed by the Parties during performance of this Agreement shall have the same legal effect as this Agreement.

Article 9 The original Agreement shall be terminated as of the effective date of this Agreement.

Party A: China Unicom Co., Ltd. Chengdu Branch

Representative: /s/

Address: No. 66, Kehua North Road, Chengdu

Date of execution: March 1, 2011

Party B: Chengdu Jingxun Communications Equipment Co., Ltd.

Representative: /s/

Address: 25/F, Guodong Building, No. 52, Jindun Road, Qingyang District, Chengdu

Date of execution: March 1, 2011

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